Exhibit 99.1

FOR IMMEDIATE RELEASE

Supreme Industries Reports

Second-Quarter and First-Half 2007 Financial Results

Goshen, Ind.—August 9, 2007—Supreme Industries, Inc. (AMEX: STS), a leading manufacturer of specialized commercial vehicles, including truck bodies, shuttle buses, armored vehicles and luxury motorcoaches, today announced financial results for its second quarter and first half ended June 30, 2007.

Second-quarter 2007 net sales were $88.2 million compared with the all-time quarterly high of $98.9 million set in last year’s second quarter. Gross margin, as a percentage of net sales, improved markedly versus the 2006 second quarter, increasing 1.9 percent to 12.6 percent in this year’s second quarter, versus 10.7 percent in last year’s comparable period. Net income in the quarter rose more than 30 percent to $2.0 million, or $0.16 per diluted share, versus the $1.6 million, or $0.12 per diluted share, reported in the 2006 second quarter.

President Robert W. Wilson commented, “Revenues continue to reflect the industry-wide softness in truck sales due to accelerated truck purchases in 2006 in advance of the implementation of stricter diesel engine emission standards early this year. Nevertheless, Supreme’s strategy of diversifying and expanding product lines has helped mitigate this downturn. Ongoing cost-control initiatives, improvements in direct labor and better chassis availability contributed to the increase in consolidated gross margin during the period.”

Net sales for the first six months of 2007 totaled $172.1 million, a 6.8 percent decrease from the $184.6 million reported in the comparable year-ago period. The sales decline in both the quarterly and six-month periods was attributable to lower sales in dry freight products, Supreme’s largest truck line, partially offset by increased sales from its Silver Crown and Composites divisions. Gross profit margin expanded 0.8 percent to 11.7 percent of net sales in the first half of 2007, compared with 10.9 percent of net sales in the first six months of 2006. Net income improved during the six-month period to $3.0 million from the $2.9 million generated last

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

year. Earnings per diluted share remained constant at $0.23 for the first six months of 2007 and 2006.

Selling, general and administrative (SG&A) expenses for the second quarter and first half of 2007 increased 3.5 percent to $7.6 million, and 2.3 percent to $14.6 million, respectively. The increase in SG&A is primarily attributable to higher expenses associated with compliance costs related to the Sarbanes-Oxley Act of 2002. Interest expense remained flat, as a percent of net sales, for both periods compared with a year ago.

Long-term debt declined by 30 percent since the beginning of the year. Stockholders’ equity totaled $76.6 million, or $5.96 per share, at June 30, 2007, compared to $76.0 million, or $5.98 per share, at July 1, 2006. Working capital totaled $57.1 million at June 30, 2007, compared with $66.6 million at December 30, 2006. The working capital ratio at second-quarter-end was more than 3 to 1.

Backlog at the end of the 2007 second quarter stood at $72.2 million, versus $81.1 million at the end of the 2006 second quarter.

Wilson added, “An improvement in our cash flow cycle resulted in our ability to significantly reduce our bank borrowings during the second quarter. However, the second half of this year will be challenging given the intense competitive environment and the continuation of the industry downturn, particularly for our core dry freight products. In light of these circumstances, combined with the beneficial effect of last year’s pre-buying activity associated with the 2007 diesel engine emissions standards, third-quarter earnings per share comparisons are anticipated to be difficult.

“As in prior industry downturns, we have been aggressively controlling costs and focused on improving productivity and efficiency throughout the organization. Our strategy is to capitalize on these periodic industry cycles and emerge as an even stronger company. Underpinning our longer-term optimism are, among other factors, new and recently redesigned products offering the potential to add incremental sales at attractive margins and further broaden our market presence for specialty vehicles,” he concluded.

Supreme Industries recently announced a cash dividend on its outstanding Class A and Class B Common Stock. Stockholders of record as of August 21, 2007, will receive $0.095 for each share owned on that date, payable on August 28, 2007. This cash dividend is the sixteenth

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

consecutive quarterly cash dividend since the Company commenced payment of regular cash dividends in 2003.

A live webcast of Supreme Industries’ earnings conference call can be heard today, Thursday, August 9, 2007, at 4:30 p.m. Eastern Time at http://www.supremeind.com. Those unable to participate in the live conference call may access a replay available on the Company’s website for 30 days.

About Supreme

Supreme Industries, Inc. (STS), is a nationwide manufacturer of specialized truck bodies produced to the specifications of its customers. Supreme also manufactures the StarTrans® line of special-purpose “shuttle-type” buses. The Company’s transportation equipment products are used by a wide variety of industrial, commercial, law enforcement and Homeland Security customers.

This report contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), other than historical facts, which reflect the view of the Company’s management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions, as they relate to the Company or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by and information currently available to the Company’s management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations are reasonable, and it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, limitations on the availability of chassis on which the Company’s product is dependent, availability of raw materials, raw material cost increases, and severe interest rate increases. Furthermore, the Company can provide no assurance that such raw material cost increases can be passed on to its customers through implementation of price increases for the Company’s products. The forward-looking statements contained herein reflect the current views of the Company’s management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of the Company. The Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Supreme Industries, Inc.
Robert W. Wilson, 574-642-4888
President and Chief Operating Officer

—FINANCIAL TABLES FOLLOW—

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Supreme Industries, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Revenue:
Net sales	$88,161,027	$98,863,512	$172,053,010	$184,610,650
Cost of sales	77,071,811	88,332,555	151,992,408	164,474,007

Gross profit	11,089,216	10,530,957	20,060,602	20,136,643

Selling, general and administrative expenses	7,599,884	7,341,767	14,529,631	14,200,733
Other expense (income)	(139,164)	(96,851)	(229,141)	(204,091)

Operating income	3,628,496	3,286,041	5,760,112	6,140,001

Interest expense	667,819	834,660	1,410,990	1,535,585

Income before income taxes	2,960,677	2,451,381	4,349,122	4,604,416

Income taxes	917,000	886,000	1,341,000	1,666,000

Net income	$2,043,677	$1,565,381	$3,008,122	$2,938,416

Earnings per share (EPS):
Basic	$.16	$.12	$.24	$.23
Diluted	.16	.12	.23	.23

Shares used in the computation of EPS:
Basic	12,818,569	12,692,632	12,772,457	12,691,143
Diluted	12,902,531	12,892,625	12,870,298	12,913,984

Cash dividends per share	$.095	$.095	$.19	$.19

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

Supreme Industries, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30, 2007	December 30, 2006
Assets

Current assets	$81,965,561	$91,694,912
Property, plant and equipment, net	47,801,643	48,389,483
Intangible assets, net	1,396,076	1,420,261
Other assets	705,368	620,064

Total assets	$131,868,648	$142,124,720

Liabilities
Current liabilities	$24,891,935	$25,129,594
Long-term debt	27,398,096	38,863,229
Deferred income taxes	2,962,616	2,923,216

Total liabilities	55,252,647	66,916,039
Total stockholders’ equity	76,616,001	75,208,681
Total liabilities and stockholders’ equity	$131,868,648	$142,124,720

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Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527